EXHIBIT 99.1

BANKRATE STOCKHOLDERS APPROVE MERGER WITH RED VENTURES

New York, New York, September 13, 2017 — Bankrate, Inc. (NYSE:  RATE) (“Bankrate”) announced that Bankrate stockholders voted at a special meeting of stockholders held today to adopt the Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of a wholly owned subsidiary of Red Ventures Holdco, LP (“Red Ventures”) with and into Bankrate, with Bankrate continuing as the surviving corporation and as a wholly owned subsidiary of Red Ventures.  Based on a tabulation of the stockholder vote, approximately 99% of all votes cast, which represents approximately 90% of all outstanding shares on August 14, 2017, the record date for the special meeting, were voted in favor of the merger.  Bankrate stockholders also approved the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

Under the terms of the Merger Agreement, Bankrate stockholders will receive $14 per share in cash at the closing of the merger.  Completion of the merger is subject to customary closing conditions, including the receipt of required regulatory approvals.  The merger is expected to be completed by the end of 2017.

About Bankrate

Bankrate (NYSE: RATE) is a leading online publisher, aggregator and distributor of personal finance content.  The Company’s vision is to help consumers Maximize Your Money™ when they borrow, save or invest.  With this in mind, Bankrate aggregates large scale audiences of in-market consumers by providing them with proprietary, fully researched, comprehensive, independent and objective personal finance and related editorial content across multiple vertical categories, including credit cards, mortgages, deposits, senior care and other categories, such as personal and auto loans retirement and taxes.  Bankrate’s flagship sites CreditCards.com, Bankrate.com and Caring.com are leading destinations in each of their respective verticals and connect their vast audiences with financial service and senior care providers and other contextually relevant advertisers.  Bankrate also owns and operates a number of specialist sites, apps and social platforms, including NextAdvisor.com, The Points Guy, Interest.com, Quizzle.com and Walla.by. Bankrate also develops and provides content, tools, web services and co-branded websites to over 100 online partners, including MSN, Realtor.com, MarketWatch and Bloomberg.  In addition, Bankrate licenses editorial content to leading news organizations such as Yahoo! and Tribune News Service.

About Red Ventures

Red Ventures is a leading digital consumer choice platform based in Charlotte, North Carolina. Through deeply integrated brand partnerships and consumer-facing assets, Red Ventures connects online customers with products and services across high-growth industries including home services, financial services, and healthcare. Founded in 2000, Red Ventures has more than 2,700 employees in offices across the Carolinas, Seattle, Washington, and Sao Paulo, Brazil. For more information, visit www.redventures.com.

Investor Contact

Ken Stelzer

Treasurer

ken.stelzer@bankrate.com

917.438.9544

Media Contact

Kayleen Yates

Vice President, Corporate Communications

kyates@bankrate.com

917.368.8677

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.”  Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include the following:  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to satisfy any of the conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of Bankrate to retain and hire key personnel and maintain relationships with its customers, providers, advertisers, partners and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the merger; and other factors detailed in Bankrate’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016 and Bankrate’s other filings with the SEC, which are available at http://www.sec.gov and on Bankrate’s website at www.bankrate.com. Bankrate assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.